EXHIBIT 3.8

ESTATUTOS SOCIALES DE PARFUMS ROCHAS SPAIN, SOCIEDAD LIMITADA.	ARTICLES OF ASSOCIATION OF PARFUMS ROCHAS SPAIN, LIMITED LIABILITY COMPANY.

TÍTULO I.- DENOMINACIÓN, OBJETO, DOMICILIO Y DURACIÓN	TITLE I.- NAME, PURPOSE, REGISTERED OFFICE AND TERM OF EXISTANCE

Artículo 1.- Denominación. La Sociedad se denomina PARFUMS ROCHAS SPAIN, SOCIEDAD LIMITADA.	Article 1.- Name. The name of the Company is PARFUMS ROCHAS SPAIN, LIMITED LIABILITY COMPANY.

Esta Sociedad es de carácter mercantil y adopta la forma de Sociedad de Responsabilidad Limitada, que se regirá por las normas contenidas en los presentes Estatutos Sociales, por el Real Decreto Legislativo 1/2010 de 2 de julio por el que se aprueba el texto refundido de la Ley de Sociedades de Capital (“LSC”), por el Real Decreto 1784/1996 de 19 de julio por el que se aprueba el Reglamento del Registro Mercantil (“RRM”) y por las demás normas legales vigentes en cada momento que le sean aplicables.	This Company is of mercantile nature and has adopted a Limited Liability Form. It will be governed by the present Articles of Association, as well as by the Royal Legislative Decree 1/2010 dated the 2nd of July, by which the law regarding the Capital Companies Law is approved (“LSC”), and by Royal Decree 1784/1996 dated the 19th of July by which the Rules of the Companies House is approved (“RRM”) and by any other applicable legal disposition.

Artículo 2.- Objeto. El objeto social de la Sociedad es:	Article 2.- Purpose. The purpose of the Company is

- La fabricación, venta, comercialización y representación de productos de perfumería y cosmética y objetos de lujo ya sean nacionales o extranjeros.	- The manufacture, sale, marketing and representation of perfumes and cosmetics and luxury items whether national or foreign

La Sociedad puede igualmente, desarrollar, en general, cualquier otra actividad de licito comercio que sea antecedente, complemento o accesoria, o consecuencia de las anteriormente citadas o principales.	The Company may also develop, in general, any other lawful activity of trade that is complement or accessory, or a result of the above.

Las actividades integrantes del objeto social pueden ser desarrolladas por la Sociedad total o parcialmente de modo directo o indirecto, mediante la titularidad de acciones o participaciones en sociedad.	The above activities can be performed by the Company partially or in full, by means of owning shares or stocks of any company with an identical or similar purpose.

El código que mejor describe su actividad principal, por referencia al CNAE, es el 4645 (Comercio al por mayor de productos de perfumería y droguería).	The Tax Code (CNAE) that best describes the corporate purpose is the 4645 (Wholesale of perfume and drugstore).

Artículo 3.- Domicilio. La Sociedad tendrá su domicilio en Madrid (España), Isla de Java, 28034 Madrid.	Article 3.- Registered Address. The registered office of the Company shall be in Madrid (Spain), Isla de Java, 33, 28034 Madrid.

El órgano de administración de la Sociedad es el competente para cambiar el domicilio social dentro del mismo término municipal, así como para acordar la creación, supresión o el traslado de sucursales, delegaciones y agencias en cualquier lugar del territorio nacional o del extranjero.	The administration body is authorized to change the Registered Office within the same municipality, as well as to create, eliminate or transfer branches, local offices and agencies in Spain or abroad.

Artículo 4.- Duración e inicio de operaciones. La duración de la Sociedad se establece por tiempo indefinido y dará comienzo en sus operaciones sociales el día del otorgamiento de la escritura fundacional.	Article 4.- Term of existence and starting of activities. The Company shall exist for an indefinite period and it will start its corporate activities from the day in which the incorporation Public Deed is granted.

TÍTULO II.- CAPITAL - PARTICIPACIONES SOCIALES	TITLE II.- SHARE Capital - shares of the Company

Artículo 5.- Capital Social. El capital social de la Sociedad es de QUINIENTOS MIL EUROS (500.000 €).	Article 5.- Share Capital. The share capital of the Company shall amount to FIVE HUNDRED THOUSAND EURO (Eur. 500,000).

Dicho capital estará representado por QUINCIENTOS MIL (500.000) participaciones sociales, de UN EURO (1 €) de valor nominal cada una de ellas, indivisibles y acumulables, numeradas correlativamente para su debida identificación de la UNO (1) a la QUINIENTOS MIL (500.000), ambas inclusive. Las participaciones sociales están totalmente asumidas y desembolsadas.	The Company's share capital shall be divided into FIVE HUNDRED THOUSAND (500,000) shares of ONE EURO (1 €) of nominal value each, numbered ONE (1) to FIVE HUNDRED THOUSAND (500,000), both inclusive. These shares are cumulative and non divisible and the share capital is fully subscribed and disbursed.

Artículo 6.- Participaciones sociales. Las participaciones sociales no tendrán el carácter de valores, no podrán estar representadas por medio de títulos o de anotaciones en cuenta, ni denominarse acciones.	Article 6.- Shares. Company’ shares shall not be considered securities and may not be represented by certificates or book entries and they cannot be called stocks.

Tampoco podrán emitirse resguardos provisionales acreditativos de la propiedad de una o varias participaciones sociales. El único título de propiedad está constituido por la escritura de constitución y, en su caso, por las escrituras de modificación del capital social y por los demás documentos públicos que pudieran otorgarse. En caso de adquisición por transmisión “inter vivos” o “mortis causa”, por el documento público correspondiente.	No temporary shares voucher shall be issued. The incorporation Public Deed shall be the only property deed and, if applicable, the public deed of modification of the share capital or by other public documents that could be granted. In case of “inter vivos” or “mortis causa” share transfer, this shall be registered into a public document.

Las participaciones atribuyen a los socios los mismos derechos, con las excepciones estatutarias y legales.	Shares shall grant the same rights to all members, with exceptions expressly set forth in these Articles of Association and in the Law.

En ningún caso podrán ser objeto de aportación el trabajo o los servicios.	In any case the Shareholder’s contribution to the Company may consist in rendering labour or services.

Artículo 7.- Libro Registro de socios. La Sociedad llevará un Libro Registro de socios, en el que se hará constar la titularidad originaria y las sucesivas transmisiones, voluntarias o forzosas, de las participaciones sociales, así como la constitución de derechos reales y otros gravámenes sobre las mismas.	Article 7.- Shareholders’ Registry Book. The Company shall have a Shareholders’ Registry Book, which will contain the original ownership and consecutive transfers of the shares, whether voluntary or forced, as well as the incorporation of real property rights and other encumbrances on the shares.

La Sociedad sólo reputará socio a quien se halle inscrito en dicho libro.	The Company will only consider as Shareholder whoever is registered in referred Book.

En cada anotación se indicará la identidad y domicilio del titular de la participación o del derecho o gravamen constituido sobre aquella.	In each annotation the identity and the address of the titleholder of the share or the titleholder of the right or encumbrance will be indicated.

La Sociedad sólo podrá rectificar el contenido del Libro Registro de socios si los interesados no se hubieran opuesto a la rectificación en el plazo de un (1) mes desde la notificación fehaciente del propósito de proceder a la misma.	The Company may only modify the contents of the Shareholders Registry Book if the interested parties do not oppose the modification within one (1) month after receiving due notification of the intention to modify the registry.

Cualquier socio podrá examinar el Libro Registro de socios, cuya llevanza y custodia corresponde al órgano de administración.	Any Shareholder will be able to revise the Shareholders Registry Book, which will be kept by the Administrative Body.

El socio y los titulares de derechos reales o gravámenes sobre las participaciones sociales, tienen derecho a obtener certificación de las participaciones, derechos y gravámenes registrados a su nombre.	The Shareholder or the titleholders of real property rights will be able to obtain certificates containing the rights and encumbrances registered in their name.

Los datos personales de los socios podrán modificarse a su instancia, no surtiendo entre tanto efectos frente a la Sociedad.	Personal details of the Shareholders will be modified upon Shareholders’ request, not taking effect before the Company prior the request.

Artículo 8.- Copropiedad de participaciones. En caso de copropiedad sobre una o varias participaciones sociales los copropietarios habrán de designar una sola persona para el ejercicio de los derechos de socio, y responderán solidariamente frente a la Sociedad de cuantas obligaciones se deriven de esta condición. La misma regla se aplicará a los demás supuestos de cotitularidad de derechos sobre las participaciones.	Article 8.- Joint ownership of shares. Joint owners of the Company shares shall appoint one person to exercise the Shareholder’s rights and both shall be jointly and severally liable to the Company for any obligation derived from their condition of Shareholders. The same rule shall apply to any other case of joint ownership of rights over the shares.

Artículo 9.- Usufructo de participaciones. En caso de usufructo de participaciones la cualidad de socio reside en el nudo propietario, pero el usufructuario tendrá derecho en todo caso a los dividendos acordados por la Sociedad durante el usufructo. El ejercicio de los demás derechos del socio corresponde al nudo propietario.	Article 9.- Rights of usufruct over Company shares. In cases of usufruct, the legal owner of the share shall be considered Shareholder. However, the usufruct holder shall have the right, in all cases, to receive any dividends declared by the Company during the term of the usufruct. The exercise of all other rights shall correspond to the legal owner.

El usufructuario queda obligado a facilitar al nudo propietario el ejercicio de estos derechos.	The usufruct holder is subject to facilitate to the legal owner of the shares the execution of its rights.

En las relaciones entre el usufructuario y el nudo propietario regirá lo que determine el título constitutivo del usufructo y, en su defecto, lo previsto en esta Ley y, supletoriamente, lo dispuesto en el Código Civil.	The title establishing the usufruct and in its default the law provisions and additionally the Civil Code shall govern the relationship between the usufruct holder and the legal owner of the shares.

Artículo 10.- Prenda y embargo de participaciones. En caso de prenda de participaciones sociales corresponderá al propietario de éstas el ejercicio de los derechos de socio.	Article 10.- Pledge and seizure of Company Shares. The owner of the shares which have been subject to pledge shall exercise the rights of the Shareholder.

El acreedor pignoraticio queda obligado a facilitar el ejercicio de estos derechos.	The pledge creditor is subject to facilitate to the owner of the shares the executions of its rights.

En caso de ejecución de la prenda de participaciones se aplicarán las reglas previstas para el caso de transmisión forzosa por el artículo 109 de la LSC.	In the event of execution of the pledge, provisions on forced transfer contained in the article 109 of the LSC will be applicable.

El derecho real de prenda deberá constar siempre en documento público.	Pledge of shares shall be executed into public document.

En caso de embargo de participaciones, se observarán las mismas reglas siempre que sean compatibles con el régimen específico del embargo.	In the event of the seizure of the Company’s shares, the rules established for the pledge shall govern, provided that they are compatible with the specific nature of the seizure.

Artículo 11.- Régimen general de transmisión de participaciones. Será libre la transmisión voluntaria de participaciones por actos inter vivos entre socios, así como la realizada a favor del cónyuge, ascendiente del socio o en a favor de sociedades pertenecientes al mismo grupo que la transmitente. En otros casos, cualquier transmisión de participaciones sociales se realizará de conformidad con lo previsto en el artículo 107.2 de la LSC.	Article 11.- General transfer rules of shares. The transfer of shares shall be limited to other shareholders, its spouses, ascendants and descendents, or in favour of companies in the same group as the transferor, and subject to limitations according to the Spanish Law regulations (LSC) in the remaining cases. Any transfer of shares shall be carried out pursuant to provisions of article 107.2 of the LSC.

Artículo 12.- Transmisión forzosa de participaciones sociales. En el caso de embargo de participaciones sociales en cualquier procedimiento de apremio, y en tanto no adquieran firmeza, los socios y, en su defecto, la Sociedad, podrán subrogarse en lugar del rematante o, en su caso, del acreedor, siendo aplicable lo dispuesto en el artículo 109 y concordantes de la LSC.	Article 12.- Forced transfer rules. Should there be a seizure of Company’s shares, in any type of judicial collection proceedings, during the execution or when the adjudication is not finalized, the Shareholders and, if applicable, the Company, may substitute the creditors being applicable what is established in article 109 and following articles of the LSC.

Artículo 13.- Transmisión mortis causa de participaciones sociales. El mismo derecho de adquisición preferente de participaciones de la Sociedad tendrá lugar en el caso de transmisión mortis causa o a título gratuito o lucrativo de las participaciones. Los herederos o legatarios y, en su caso, los donatarios, comunicarán la adquisición al órgano de administración, aplicándose a partir de ese momento las reglas del anterior artículo 11º en cuanto a plazos de ejercicio del derecho.	Article 13.- Rules regarding mortis causa transfers. The Shareholders will have the same preferential acquisition right in cases of “mortis causa” or free transfer of shares. Heirs, beneficiaries and donors shall notify the acquisition to the Administrative Body and the rules established in Article 11 will be applicable regarding the terms applicable to execute this right.

TÍTULO III.- ÓRGANOS DE LA SOCIEDAD	TITLE III.- COMPANY ORGANIZATION

Artículo 14.- Órganos de la Sociedad. Los órganos sociales de la Sociedad son los siguientes:	Article 14.- Company organization. The Company is made of the following governing bodies:

A) La Junta General.	A) The General Shareholders’ Meeting.

B) El órgano de administración (o “Administradores”).	B) The Administrative Body (also referred to as “Directors”).

A. JUNTA GENERAL DE SOCIOS	A. GENERAL SHAREHOLDERS MEETING

Artículo 15.- Junta General de socios. Los socios, reunidos en Junta General debidamente convocada y constituida, decidirán por la mayoría legal establecida en estos Estatutos, en los asuntos propios de la competencia de la Junta.	Article 15.- General Shareholders’ Meeting. The Shareholders, assembled at a duly called general Shareholders’ Meeting, shall decide, by a majority vote as determined by these Articles of Association, those matters that fall within the competence of the Meeting.

Las Juntas Generales podrán ser Ordinarias o Extraordinarias.	General Shareholders’ Meeting can be either Ordinary or Extraordinary.

Junta Ordinaria es la que debe reunirse dentro de los seis (6) primeros meses de cada ejercicio para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado. Junta Extraordinaria es cualquier otra que no sea la ordinaria anual.	Ordinary Shareholders’ Meeting must take place within the first six (6) months of each financial year in order to review the Company’s management, approve in its case, the annual accounts of the previous financial year and decide regarding the allocation of the results. Extraordinary Shareholders’ Meeting is any other Meeting besides de Ordinary Meeting.

Todos los socios, incluso los disidentes y los que no hayan participado en la reunión, quedan sometidos a los acuerdos de la Junta General.	All members, including dissenting and non-attending members, shall be bound by the resolutions passed at General Meetings.

No se permite la adopción de acuerdos fuera de Junta General de socios.	Resolutions adopted outside the General Shareholder’s Meeting shall not be binding.

Es competencia de la Junta General deliberar y acordar los asuntos referidos en el artículo 160 de la LSC.	The scope of powers to the General Shareholders’ Meeting shall be those referred in article 160 of LSC.

Artículo 16.- Emisión de votos. Cada participación da derecho a un (1) voto.	Article 16.- Right to vote. Each share in the Company shall give the holder a right to one (1) vote.

Artículo 17.- Adopción de acuerdos en Junta General. Los acuerdos sociales se adoptarán por mayoría de los votos válidamente emitidos, siempre que representen al menos un tercio (1/3) de los votos correspondientes a las participaciones sociales en que se divide el capital social. No se computarán los votos en blanco.	Article 17.- Resolutions of the Company. Resolutions of the Company shall be approved by a majority of votes validly issued, provided that such votes represent at least one third (1/3) of Company’s shares. Abstentions shall not be counted.

Por excepción a lo dispuesto en el apartado anterior:	The following exceptions to the above rule shall be applicable:

a) El aumento o reducción de capital y cualquier otra modificación de los Estatutos Sociales para la que no se exija mayoría cualificada, y la opción por cualesquiera de las formas de administración que en su caso se fijen en los Estatutos, requerirá el voto favorable de al menos dos tercios (2/3) de los votos correspondientes a las participaciones en que se haya dividido el capital social.	a) An increase or decrease of the Company’s capital or any other modification of the Articles of Association not requiring a qualified majority, and the change of the structure of the Administrative Body shall require the favourable vote of more than 2/3 of the votes corresponding to the shares in which the capital of the Company is divided.

b) La transformación, la fusión, la escisión y la cesión global de activo y pasivo de la Sociedad, así como el traslado del domicilio al extranjero y la supresión del derecho de preferencia en los aumentos de capital, la exclusión de socios y la autorización para que los Administradores puedan dedicarse por cuenta propia o ajena al mismo, análogo o complementario género de actividad que constituya el objeto social, requerirá el voto favorable de al menos dos tercios (2/3) de los votos correspondientes a las participaciones en que se divida el capital social.	b) Reorganization, merger or split-off and the global transfer of the assets and liabilities of the Company, as well as transfer of the Registered Office to a foreign country, waiver of pre-emptive rights in capital increases, exclusion of Shareholders from the Company and the authorization for the Directors to act on their own behalf or on third parties behalf in activities similar or complementary to the corporate purpose, will require a favourable vote of at least two thirds (2/3) of the votes of the corresponding shares in which the Share capital of the Company is divided.

No obstante, cuando la legislación exija cualesquiera otros requisitos para la convocatoria (su forma y contenido), modo de deliberar y adoptar acuerdos, mayorías, derechos de los socios, constitución de la Junta y de su mesa, conflicto de intereses y documentación de los acuerdos para casos especiales y concretos, se estará a lo que dicha legislación establezca, como en el caso del traslado del domicilio al extranjero.	However, when the legislation requires any other requirements for the call (form and content), deliberations and adopt resolutions, majorities rights of members, constitution of Shareholders’ Meeting, conflict of interest and documentation for special and specific cases, it will be to what that legislation provides, as in the case of transfer of residence abroad.

Para el cómputo de la mayoría de votos que en cada caso sea necesaria se deducirán del capital social las participaciones del socio que se encuentre en las situaciones de conflicto de intereses previstas en el artículo 190 de la LSC.	When applicable, the shares of Shareholders in a conflict of interest situation, foreseen in article 190 of LSC, shall be subtracted from the Company’s capital for the determination of the majority of votes’ purposes.

De conformidad con lo dispuesto en el artículo 197 bis LSC, en la Junta General, deberán votarse separadamente aquellos asuntos que sean sustancialmente independientes. En todo caso, aunque figuren en el mismo punto del orden del día, deberán votarse de forma separada:	In accordance with article 197 bis LSC, the General Shareholders’ Meeting must vote separately on matters that are substantially independent. In any case, even appearing at the same point on the agenda, should be voted on separately:

a) el nombramiento, la ratificación, la reelección o la separación de cada administrador.	a) appointment, ratification, re-election or removal of each administrator.

b) en la modificación de estatutos sociales, la de cada artículo o grupo de artículos que tengan autonomía propia.	b) modifying bylaws.

Artículo 18.- Adopción de acuerdos en Junta General por unanimidad. Quedan a salvo de la norma establecida en el artículo anterior los supuestos en los que la LSC exija el consentimiento de todos los socios.	Article 18.- General Meeting with unanimous consent. The abovementioned rules shall not be applicable in those cases where the applicable LSC require an unanimous consent on the resolution of a matter.

Artículo 19.- Régimen general de convocatoria de Junta General. La Junta General Ordinaria o Extraordinaria será convocada por el órgano de administración y, en su caso, por los Liquidadores de la Sociedad, sin perjuicio de lo mencionado en los párrafos siguientes.	Article 19.- Rules for calling of the General Meeting. The Ordinary or Extraordinary General Shareholders’ Meeting shall be announced by the Administrative Body, or, when the Company is in liquidation, by the Company’s liquidators.

El órgano de administración convocará la Junta General Ordinaria para su celebración dentro de los seis (6) primeros meses de cada ejercicio, con el fin de censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado. En este anuncio de convocatoria se hará constar expresamente que cualquier socio puede obtener de la Sociedad, de forma inmediata y gratuita, los documentos que han de ser sometidos a la aprobación de la misma, así como, en su caso, el informe de Gestión y el informe de los Auditores de Cuentas. Si estas Juntas no fueran convocadas dentro del plazo legal, podrán serlo por el Juez de lo mercantil del domicilio social, a solicitud de cualquier socio y previa audiencia del órgano de administración.	Likewise, the Administrative Body shall call the General Ordinary Meeting within the first six (6) months of each financial year for the purpose of reviewing the Company’s management, approving the Company’s annual accounts, financial statements and applications of the results. In the announcement it will be detailed that all Shareholders have the right to obtain immediately, and without cost, the documents that will be subject to the Shareholders’ approval, as well as if applicable, the Management Report and the Auditors’ Report. Should the Meeting not be called in the abovementioned time the Mercantile Court corresponding to the Company’s Registered Office shall call the Meeting upon the request of any of the Shareholders, having already informed the Administrative Body.

El órgano de administración convocará asimismo la Junta General Extraordinaria cuando lo considere necesario o conveniente y cuando lo soliciten uno o varios socios que representen al menos el cinco (5) por ciento del capital social, expresando en la solicitud los asuntos a tratar en la Junta. En este último caso, la Junta General deberá ser convocada para su celebración dentro de los dos meses siguientes a la fecha en que se hubiera requerido notarialmente al órgano de administración para convocarla, debiendo incluirse necesariamente en el Orden del Día los asuntos que hubiesen sido objeto de la solicitud.	The Administrative Body shall call an Extraordinary General Meeting any time they deem it necessary or advisable, or when requested by one or more Shareholders, representing at least five (5) percent of the Company’s capital, who shall state in their request the matters to be placed on the Meeting’s agenda. In the latter case, the General Meeting must be called within two (2) months after receipt of Notary's notification requiring them to call the Meeting. The notice calling for the Meeting must include the agenda for the Meeting, including the matters specified in the request for the Meeting.

Si el órgano de administración no atiende oportunamente a la solicitud mencionada, podrá realizarse la convocatoria por el Juez de lo mercantil del domicilio social, si lo solicita el porcentaje del capital social a que se refiere el párrafo anterior y previa audiencia del órgano de administración.	If the Administrative Body do not properly respond to the request, the call of a Meeting may be made by the Mercantile Court corresponding to where the Company has its Registered Office, who may call a Meeting at the request of Shareholders holding the shares percentage referred to in the previous paragraph, and after having already informed the Administrative Body.

Igualmente, en caso de muerte o de cese del administrador único, de todos los administradores solidarios, de alguno de los administradores mancomunados, o de la mayoría de los miembros del órgano de administración, sin que existan suplentes, cualquier socio podrá solicitar del Juez de lo mercantil del domicilio social la convocatoria de Junta General para el nombramiento de los Administradores. Además, cualquiera de los Administradores que permanezca en el ejercicio del cargo podrá convocar la Junta General con este único objeto.	In the event of death or resignation of the Sole Director, all of the joint and several directors, any of the joint directors or the majority of the members of the Board of Directors, any Shareholder may request to the Mercantile Court corresponding to the Company’s Registered Office to call the General Meeting for the purpose of appointing new Directors. Also, any remaining Director may call a General Meeting for this sole purpose.

Artículo 20.- Forma de la convocatoria. La convocatoria se realizará por carta certificada o telegrama con acuse de recibo dirigido personalmente a cada socio al domicilio designado que conste al efecto en el Libro Registro de socios. Con carácter adicional, la convocatoria también podrá publicarse en uno de los diarios de mayor circulación en la provincia en que esté situado el domicilio social.	Article 20.- Contents of the notice of the Meeting. The Meeting will be called through notification send by certified letter, with acknowledgement of receipt, personally addressed to all Shareholders to their domicile contained in the Shareholders’ Registration Book. Furthermore, the meeting can also be notified by means of its publication in a high-circulation newspaper of the province in which the Company has its registered office.

Artículo 21.- Plazos y contenido de la convocatoria. Derecho de información. Entre la convocatoria y la fecha prevista para la celebración de la reunión, deberá existir un plazo de, al menos, quince (15) días, que se computará, en los casos de convocatoria individual, a partir de la fecha en que hubiera sido remitido el anuncio al último de los socios. En los casos de fusión y escisión, la antelación deberá ser de al menos un (1) mes.	Article 21.- Periods and contents of the notice of the Meeting. Information right. A period of at least fifteen (15) days must pass from the calling of the Meeting to the date of the Meeting. In the event of individual notification to each Shareholder, the period shall be calculated from the time the last Shareholder receives the notification. In merger and split off of the Company the period will be of at least one (1) month.

En todo caso, la convocatoria expresará el nombre de la Sociedad, la fecha y hora de la reunión y el Orden del Día en el que figurarán los asuntos a tratar, así como el nombre de la persona o personas que realicen la comunicación. En todo caso se harán constar las menciones obligatorias que en cada caso exija la LSC en relación con los temas a tratar.	In any case, the notice of the Meeting shall include the name of the Company, the date and time for the Meeting, and the agenda of the matters to be discussed, as well as the name of the person or people who make the communication. In any case it will be necessary to include those obligatory mentions required by the LSC regarding the matters to be discussed.

Los socios podrán solicitar por escrito, con anterioridad a la reunión de la Junta General o verbalmente durante la misma, los informes o aclaraciones que estimen precisos acerca de los asuntos comprendidos en el Orden del Día. El órgano de administración estará obligado a proporcionárselos en la forma prevista en la LSC, salvo en los casos en que, a juicio del propio órgano, la publicidad de ésta perjudique los intereses sociales. Esta excepción no procederá cuando la solicitud esté apoyada por socios que representen, al menos, el veinticinco por ciento (25%) del capital social.	If the Shareholders deem it necessary, they may require in writing before the Meeting or verbally during the Meeting information or clarifications of the matters included on the agenda. The Administrative Body shall provide such information in the form established in LSC, except in those cases where the Administrative Body deems that the disclosure of the information requested may be harmful to the Company’s interests. This exception shall not be applicable if the request is supported by Shareholders representing at least twenty-five (25%) percent of the Company’s capital.

Artículo 22.- Junta universal. La Junta General quedará válidamente constituida para tratar cualquier asunto, sin necesidad de previa convocatoria, siempre que esté presente o representado la totalidad del capital social y los concurrentes acepten por unanimidad la celebración de la reunión y el Orden del Día de la misma.	Article 22.- Universal Meetings. The General Meeting shall be validly held to consider any matter and without prior calling when Shareholders representing the entire capital or their representatives are present at the Meeting and those present unanimously agree to hold the Meeting and agree on its agenda.

Artículo 23.- Lugar de celebración de la Junta General. La Junta General se celebrará en cualquier lugar del término municipal del domicilio social. Si en la convocatoria no figurase el lugar de celebración, se entenderá que la Junta ha sido convocada para su celebración en el domicilio social. Por excepción, la Junta Universal a la que se ha hecho mención en el artículo 22º anterior, podrá reunirse en cualquier lugar del territorio nacional o del extranjero.	Article 23.- Place of the Meeting. The General Meeting shall be held in the municipality corresponding to the Company’s Registered Office. If the notice of the Meeting does not state the place where it is to be held, it shall be understood that the Meeting is to be held at the Company’s Registered Office. A Universal Meeting, as described in the aforementioned Article 22, may take place at any place either in national or foreign territory.

Artículo 24.- Mesa de la Junta General. Las Juntas Generales de socios serán presididas y ejercerá de Secretario las personas que designe la propia Junta en el mismo acto. En el supuesto de que exista un Consejo de Administración, la Junta será presidida por el Presidente del Consejo de Administración o, en su caso, por el Vicepresidente del mismo y actuará de Secretario el que lo sea del Consejo de Administración o, en su caso, el Vicesecretario del mismo. Lo anterior se entiende sin perjuicio de las facultades que asisten a la propia Junta General para designar el socio que haya de presidirlas y la persona, sea o no socio, que haya de actuar como Secretario.	Article 24.- Chairing of the General Meeting. General Shareholders’ Meetings will be chaired by a Chairman and the Secretary will be appointed by the own Meeting at the same occasion. Should there exist a Board of Directors, the General Shareholders’ Meeting will be chaired by the Chairman, or the Vicechairman of the Board of Directors, and the Secretary, or the Vicesecretary of the Board of Directors will hold the same position in the General Meeting. Notwithstanding the abovementioned, the General Meeting will be able to appoint the Chairman or the Secretary (even in cases where the latter is not a Shareholder) for the purposes of the Meeting.

Artículo 25.- Dirección de la Junta y constancia en acta de los acuerdos. Corresponde al Presidente de la Junta dirigir las sesiones, conceder la palabra a los socios y organizar los debates así como comprobar la realidad de la adopción de los acuerdos.	Article 25.- Minutes of the Meetings. Meetings will be chaired by the Chairman who will have the faculty to give the right to speak, to moderate and to check the fulfilment of the adopted agreements.

Todos los acuerdos sociales deberán constar en acta. El acta incluirá necesariamente la lista de asistentes y deberá ser aprobada por la propia Junta al final de la reunión o, en su defecto, y dentro del plazo de quince (15) días, por el Presidente de la Junta General y dos (2) socios interventores, uno en representación de la mayoría y otro en representación de la minoría. El acta tendrá fuerza ejecutiva a partir de la fecha de su aprobación.	All resolutions of the Company must be reflected in the Minutes of the Meeting. The Minutes shall include a list of attendees and must be approved by the attendees at the end of the Meeting, or in its default, it has to be approved within fifteen (15) days by the Chairman and two (2) supervising Shareholders, one representing the majority and the other the minority. The Minutes shall have legal effect from the date of their approval.

El órgano de administración podrá requerir la presencia de un Notario para que levante acta de la Junta y estará obligado a hacerlo siempre que con cinco (5) días de antelación al previsto para la celebración de la Junta, lo soliciten socios que representen, al menos, el cinco (5) por ciento del capital social. En este último caso, los acuerdos sólo serán eficaces si constan en acta notarial. El acta notarial no se someterá a trámite de aprobación, tendrá la consideración de acta de la Junta y fuerza ejecutiva desde la fecha de su cierre, siendo sus honorarios de cargo de la Sociedad.	The Administrative Body may require the presence of a Public Notary to draw up the minutes. The Administrative Body will be obliged to do so when Shareholders representing at least five (5) percent of the Company shares require the Notary’s presence with at least five (5) days notice before the scheduled Meeting. In this case, resolutions shall only be valid if reflected in the Minutes drawn up by the Notary. Minutes drawn up by a Notary shall not be subject to approval and shall be considered as the correct Minutes and shall have legal effect from the date of execution. The Notary’s fees shall be charged to the Company.

Artículo 26.- Asistencia y representación en Junta General. Todos los socios tienen derecho a asistir personalmente a la Junta General o hacerse representar en dichas reuniones por medio de otro socio, su cónyuge, ascendientes o descendientes, o persona que ostente poder general conferido en documento público con facultades para administrar todo el patrimonio que el representado tuviera en territorio nacional.	Article 26.- Attendance and representation. All Shareholders shall have the right to attend the General Meeting. Shareholders may be represented at General Meetings by other Shareholders, spouse, ascendants, descendants or any other person with general powers of attorney executed in a public document with the faculties to administer all the property of the represented person within the national territory.

La representación comprenderá la totalidad de las participaciones de las que sea titular el socio representado y si no constara en documento público, deberá ser escrita y con carácter especial para cada Junta.	Representation by proxy shall include all shares held by represented Shareholders and must be issued in writing for each Meeting unless the proxy is contained in a document executed before a Notary.

B. ÓRGANO DE ADMINISTRACIÓN	B. The ADMINiSTRATIVE Body

Artículo 27.- Órgano de administración. La Sociedad estará regida y administrada por un Administrador único, dos (2) mancomunados, varios solidarios, con un mínimo de dos (2) y un máximo de cuatro (4), o un Consejo de Administración.	Article 27.- Administrative Body. The management of the Company may be entrusted to a sole Director, to two (2) joint Directors or to several joint and several Directors with a minimum of two (2) and a maximum of four (4), or to a Board of Directors.

En el supuesto de Consejo de Administración, éste estará integrado por un mínimo de tres (3) y un máximo de doce (12) miembros. Al Consejo de Administración, en forma colegiada, le corresponden todas las facultades del órgano de administración que resultan de la LSC y de estos Estatutos, sin perjuicio de la posibilidad de poder delegar todas o algunas de dichas facultades en una Comisión Ejecutiva o en uno o varios Consejeros Delegados. También le corresponde la representación de la Sociedad, en juicio y fuera de él, en forma colegiada.	Board of Directors shall be made up of a minimum of three (3) and a maximum of twelve (12) Directors. The Board of Directors acting jointly will have all the powers established in the LSC and in these Articles of Association. It will also have the power to grant any of its powers to an executive committee or to several Managing Directors. The Board of Directors will also hold the representation of the Company inside or outside trials.

Artículo 28.- Competencia para el nombramiento y separación de los miembros del órgano de administración. La Competencia para el nombramiento y separación de los miembros del órgano de administración corresponde exclusivamente a la Junta General, la cual determinará también el número concreto de miembros dentro de los mínimos y máximos señalados en estos Estatutos Sociales. Los Administradores nombrados podrán ser separados de su cargo por la Junta General, aun cuando la separación no conste en el Orden del Día.	Article 28.- Appointment and removal of members of the Administrative Body. The General Meeting shall have the exclusive power to appoint and remove the members from the Administrative Body and to establish the number of members, within the minimum and maximum numbers established in the Articles of Association of the Company. Directors may be removed from office by the General Meeting, even if the removal is not on the agenda.

Artículo 29.- Ámbito de representación. La representación del órgano de administración se extiende a todos los actos comprendidos en el objeto social, sin más excepción que la de aquellos asuntos que legalmente sean competencia de la Junta General.	Article 29.- Scope of representation. The scope of representation shall extend to all the activities included in the purpose of the Company, except those matters belonging to the scope of Competence of the General Shareholders Meeting.

Cualquier limitación de las facultades representativas del órgano de administración, tanto si viene impuesta por los Estatutos como por decisiones de la Junta General, serán ineficaces frente a terceros, sin perjuicio de su validez y de la responsabilidad en que incurren los Administradores frente a la Sociedad en caso de extralimitación o abuso de facultades o por la realización de actos no comprendidos en el objeto social que obliguen a la Sociedad en virtud de lo dispuesto en la LSC.	Any limitation to the representation powers of the Administrative Body, whether imposed by the Articles of Association or by the decisions of the Shareholders’ Meeting, will be ineffective before third parties, notwithstanding its validity and the responsibility in which the Directors may incur before the Company due to the extra limitation or abuse of their powers or by taking actions in matters which are not part of the corporate purpose of the Company by virtue of what is established in the LSC.

Artículo 30.- Condiciones para ser nombrado Administrador. Para ser nombrado Administrador no se requiere la condición de socio.	Article 30.- Conditions for being appointed Director. It shall not be necessary to be a Shareholder in the Company in order to be appointed Director.

No podrán ser Administradores ni ocupar cargos en la Sociedad los menores de edad no emancipados, los judicialmente incapacitados, las personas inhabilitadas conforme a la Ley Concursal mientras no haya concluido el período de inhabilitación fijado en la sentencia de calificación del concurso y los condenados por delitos contra la libertad, contra el patrimonio o contra el orden socioeconómico, contra la seguridad colectiva, contra la Administración de Justicia o por cualquier clase de falsedad, así como aquéllos que por razón de su cargo no puedan ejercer el comercio.	People who cannot be appointed Directors include minors, any individual without legal capacity, those who have been declared bankrupt or insolvent but not discharged, and those convicted of crimes with sentences prohibiting the exercise of public office, those who have been convicted of serious breaches of labour laws or regulations, and those who, due to their position, cannot engage in business activities.

Tampoco pueden serlo los funcionarios al servicio de la Administración con funciones a su cargo que se relacionen con las actividades propias de la Sociedad, ni quienes se hallen incursos en causa legal de incompatibilidad, en la medida y condiciones que en cada caso se establezcan.	Neither public servants working for the administration with duties in their charge linked with the activities of the Company nor those people incurring in a cause of incompatibility.

El nombramiento de los Administradores surtirá efecto desde el momento de su aceptación.	The appointment of the Directors will be effective from the date of its acceptance.

Artículo 31.- Administradores suplentes. La Junta General está facultada para nombrar Administradores suplentes para el caso de que cesen por cualquier causa uno o varios de ellos. El nombramiento y aceptación de los suplentes como administradores se inscribirá en el Registro Mercantil una vez producido en cese del anterior. El nombramiento del suplente se entenderá efectuado por el periodo pendiente de cumplir por la persona cuya vacante se cubra.	Article 31.- Substitute Directors. Substitute Directors may be appointed by the General Meeting to take office in the event of the removal of a Director for whatever reason. The appointment and acceptance of substitute Directors shall be registered at the Companies House upon removal of the prior Director. The appointment of a substitute Director shall be understood to be subject to the term of the replaced Director.

El nombramiento de los Administradores suplentes surtirá efecto desde el momento de su aceptación.	The appointment of substitute Directors shall have effect upon acceptance.

Artículo 32.- Duración del cargo de Administrador. Los Administradores ejercerán su cargo por tiempo indefinido.	Article 32.- Term of the office. Directors shall serve for an indefinite period.

Artículo 33.- Responsabilidad de los Administradores. En todo lo relativo a la responsabilidad de los Administradores, acciones de responsabilidad y de impugnación de acuerdos adoptados por ellos, se estará a lo dispuesto en la LSC, con excepción del acuerdo de Junta General que decida sobre el ejercicio de la acción de responsabilidad que se podrá adoptar por mayoría ordinaria por imperativo legal.	Article 33.- Liability of Directors. Liability of Directors as well as the challenging of their decisions will be governed by the applicable LSC, with exception of the General Meeting Agreement which decides over the responsibility action against the Directors which will have to be adopted by ordinary majority as established in Law.

Artículo 34.- Retribución de los Administradores. El cargo de Administrador será gratuito.	Article 34.- Payment of Directors. The position of Director shall not be remunerated.

Si alguno de los Administradores prestase a la Sociedad servicios por cargos para los que hubiese sido nombrado, como Director General, Director Gerente o por trabajos profesionales o de cualquier índole que para la misma realice, la remuneración que por este concepto reciba lo será en función del trabajo que desarrolle y no por su carácter de Administrador, que es totalmente independiente.	Should any Director render services to the Company due to a post of General Director, General Manager or to any professional service contract, the remuneration for this concept will be considered according to the services rendered. This remuneration shall be considered independent from the post held by the individual as Director.

Artículo 35.- Nombramiento de Presidente y Vicepresidente y Secretario y Vicesecretario del Consejo de Administración. En el caso de que exista, el Consejo de Administración nombrará de su seno un Presidente y, si lo considera oportuno, un Vicepresidente. Asimismo nombrará libremente a la persona que haya de desempeñar el cargo de Secretario y, si lo estima conveniente, un Vicesecretario. El Secretario y el Vicesecretario podrán no ser Consejeros.	Article 35.- Chairman, Vicechairman, Secretary and Vicesecretary appointment. Should there be a Board of Directors, the Board shall appoint a Chairman and if necessary a Vicechairman, as well as a Secretary and if necessary a Vicesecretary. Neither Secretary nor Vicesecretary has to be members of the Board of Directors.

El Vicepresidente y Vicesecretario actuarán en los casos de imposibilidad física o jurídica de los cargos que suplan.	The Vicechairman and Vicesecretary will act in case of physical or legal impossibility of the Director or Secretary to attend the meeting.

Artículo 36.- Convocatoria y modo de celebración de reuniones por el Consejo de Administración. Votación por escrito y sin sesión. En el caso de que exista Consejo de Administración, la convocatoria del mismo se hará por el Presidente, o a falta de éste, por el Vicepresidente, por medio de carta certificada o por telegrama, con acuse de recibo, o por e-mail dirigido personalmente a cada Consejero, con una antelación mínima de siete (7) días y quedará válidamente constituido cuando concurran a la reunión, presentes o representados, un número de éstos que superen la mitad aritmética del número de miembros que lo integran. La representación y voto para las reuniones del Consejo podrá conferirse a favor de cualquier otro Consejero, comunicándolo por carta dirigida al Presidente o a falta de éste, al Vicepresidente. Esta representación, además de escrita, habrá de ser especial para cada sesión.	Article 36.- Notice and holding of the Meeting. Written vote with no Meeting. Should the Administrative Body be a Board of Directors, the Meeting of the Board will be announced by its Chairman or, when applicable, the Vicechairman, by way of a certified letter or telegram with acknowledgment of receipt, or by email, sent to all Directors individually at least seven (7) days in advance. The Meeting will be validly called when members or their representatives representing at least half of the members of the Board of Directors are present. Representation and voting rights for the Meetings can be conferred to another Board member through a letter addressed to the Chairman or Vicechairman. This proxy will have to be put into writing and in a separate document for each Meeting.

El Presidente, o a falta de éste, el Vicepresidente, dirigirá las sesiones, concederá la palabra a los Consejeros y ordenará los debates, fijará el orden de las intervenciones y las propuestas de resolución.	The Chairman or the Vicechairman, in its case, shall lead the Meetings, will give the right to speak to the Directors and will establish the participation order and the proposals for the resolution of matters.

El Consejo de Administración deberá reunirse, al menos, una vez al trimestre. Así mismo, el Consejo de Administración se reunirá en los días que el mismo acuerde y siempre que lo disponga su Presidente, o a falta de éste, el Vicepresidente o lo pidan dos (2) de sus componentes, en cuyo caso se convocará por aquél para reunirse dentro de los quince (15) días siguientes a la petición.	Board of Directors shall be held, at least, once a quarter. Additionally, Board of Directors shall be held for the dates established by the Chairman or, when applicable, by the Vicechairman or the date requested by two (2) members. The Meeting will be held fifteen (15) days after the request.

Se permitirá la participación por medio de teléfono o videoconferencia, siempre que todos los consejeros puedan oír y ser oídos por los demás	Participation by means of telephone or videoconference will be allowed, provided all Directors can hear and be heard by each other.

Será válida la reunión del Consejo sin necesidad de previa convocatoria, cuando, estando reunidos todos sus miembros, decidan por unanimidad celebrar la sesión.	The Board of Directors shall be validly called without a prior call when members representing all the Board of Directors unanimously agree to hold the Meeting.

La votación por escrito y sin sesión sólo será admitida cuando ningún Consejero se oponga a este procedimiento. El Presidente, o a falta de éste, el Vicepresidente o el Secretario o a falta de éste, el Vicesecretario del Consejo de Administración, deberán dirigirse por carta certificada o telegrama, con acuse de recibo, a todos los Consejeros, comunicándoles el contenido de los acuerdos que se proponen al Consejo para su deliberación. Los Consejeros, por escrito y bajo su firma, otorgarán su voto a la propuesta de acuerdos dentro de los diez (10) días siguientes a la fecha en que se hubiere remitido la comunicación al último Consejero. Dicha comunicación previa no será necesaria cuando conste, por escrito y bajo su firma, el voto de todos los Consejeros.	The agreements taken in a written form and without holding a meeting will only be valid when no Directors object the procedure. Chairman or, when applicable, Vicechairman, or Secretary or, when applicable, Vicesecretary shall communicate to all members of the Board of Directors by certified letter or telegram, with acknowledgement of receipt, informing them about the contents of the agreements subject to consideration by the Board of Directors. The vote shall be issued in a written and signed form by all the Directors within ten (10) days after the last notification has been sent to the last Director. This procedure shall not be necessary when there is a written and signed vote of all the Directors.

Artículo 37.- Adopción de acuerdos por el Consejo de Administración y delegación de facultades.	Article 37.- Board of Directors agreements and delegations of powers.

En el caso de existir Consejo de Administración, los acuerdos se adoptarán por mayoría absoluta de los Consejeros presentes y representados en la sesión.	Should there be a Board of Directors, all the agreements will be adopted by all the present and represented Directors following the majority rules.

El Consejo de Administración, mediante acuerdo con el voto favorable de las dos terceras (2/3) partes de sus componentes, podrá delegar permanentemente alguna o todas sus facultades en una Comisión Ejecutiva o en uno o varios Consejeros Delegados, indicando en el nombramiento el régimen de actuación y fijando sus facultades con cumplimiento de los límites legales.	The Board of Directors will be able to delegate permanently some of its Powers to the Executive Committee or to one or more Managing Directors establishing the rules and content of the delegation. For this delegation the agreement of two thirds (2/3) of the members of the Board will be necessary.

Dicha delegación y nombramiento no producirán efecto alguno hasta su inscripción en el Registro Mercantil.	This delegation shall not be effective until recorded in the Trade Register.

Cuando un miembro del consejo de administración sea nombrado consejero delegado o se le atribuyan funciones ejecutivas en virtud de otro título, será necesario que se celebre un contrato entre este y la sociedad que deberá ser aprobado previamente por el consejo de administración con el voto favorable de las dos terceras partes de sus miembros. El consejero afectado deberá abstenerse de asistir a la deliberación y de participar en la votación. El contrato deberá incorporarse como anejo al acta de la sesión.	When a member of the Board of Directors is appointed CEO or executive functions assigned to him under another title, it will require a contract between him and the company which must be approved by the Board of Directors with the favorable vote of two-thirds of its members. The director shall not attend the discussion and participate in the vote. The contract shall be incorporated as an annex to the minutes of the session.

Artículo 38.- Constancia en acta de los acuerdos del Consejo de Administración. En el supuesto de existir Consejo de Administración, las discusiones y acuerdos del mismo se llevarán a un Libro de Actas en el que constarán los acuerdos adoptados con expresión de los datos relativos a la convocatoria y a la constitución del Consejo, un resumen de los asuntos debatidos, las intervenciones de los que se haya solicitado constancia y los resultados de las votaciones. Dicho Libro de Actas será firmado por el Secretario o, en su caso, el Vicesecretario, con el visto bueno del Presidente o, en su caso, el Vicepresidente.	Article 38.- Minutes of the Board of Directors. The agreements taken by the Board of Directors will be included in a Minutes Book. The Minutes Book will contain all the details regarding the calling of the Meeting, agreements adopted, the incorporation of the Board, the summary of the discussed issues, the participation of the attendants, the recording of the matters requested by attendants and the results of the voting process and it will be signed by the Secretary or by the Vicesecretary with the Chairman’s or Vicechairman’s approval.

TÍTULO IV.- EJERCICIO SOCIAL	TITLE IV.- FINANCIAL YEAR

Artículo 39.- Ejercicio social. El ejercicio social empieza el 1 de enero y termina el 31 de diciembre.	Article 39.- Financial year. The financial year shall begin on 1 January and end on 31st of December.

Artículo 40.- Formulación de las Cuentas Anuales. Los Administradores están obligados a formular en el plazo máximo de tres (3) meses, contados a partir del cierre del ejercicio social, las Cuentas Anuales, el Informe de Gestión y la propuesta de aplicación del resultado, así como, en su caso, las Cuentas y el Informe de Gestión consolidados. Las Cuentas Anuales comprenderán el Balance, la Cuenta de Pérdidas y Ganancias, la Memoria, el estado que refleje los cambios en el patrimonio neto del ejercicio y en su caso el estado de flujo de efectivo. Estos documentos, que forman una unidad, deberán ser redactados con claridad y mostrar la imagen fiel del patrimonio, de la situación financiera y de los resultados de la Sociedad, de acuerdo con lo establecido en la legislación aplicable.	Article 40.- Preparation of Annual Accounts. Directors shall prepare the Annual Accounts, financial statements, the management report, the proposed distribution of income or loss, and, where applicable, the consolidated financial statements and consolidated management report within a maximum period of three (3) months counted from the close of the financial year. The financial statements shall consist of a balance sheet, profit and loss statements, notes on the financial statements, the state which reflects the changes in the net equity of the financial year, and in its case the state of effective flow. These documents, will be considered as a single report, must be clearly presented and give a true and correct view of the Company’s net equity, financial position and income or loss, in accordance with the Law and any other applicable provision.

Las Cuentas Anuales y el Informe de Gestión deberán estar firmadas por todos los Administradores. Si faltare la firma de alguno de ellos se señalará en cada uno de los documentos que falte, con expresa indicación de la causa.	The financial statements and the management report must be signed by all the Directors. Where a Director’s signature is missing, this fact together with the reason for its absence shall be expressly pointed out on each document where such signature is lacking.

En materia de auditoría de cuentas se aplicará lo previsto en la legislación vigente.	Regarding the auditing of the accounts it will be enforceable the applicable legislation.

Artículo 41.- Derecho de información y examen de contabilidad. A partir de la convocatoria de la Junta General, cualquier socio podrá obtener de la Sociedad, de forma inmediata y gratuita los documentos que han de ser sometidos a la aprobación de la misma, así como, en su caso, el Informe de Gestión y el Informe de los Auditores de Cuentas. En la propia convocatoria se deberá hacer mención de este derecho.	Article 41.- Right to access to information and examination of accounts. From the date of the calling of the Shareholders’ General Meeting, any Shareholder has the right to obtain from the Company, immediately and free of charge, the documents that are to be approved during the Meeting. This includes the Management Report and Auditors’ Report, if applicable. This right must be mentioned in the calling of the Meeting.

Durante el mismo plazo, el socio o socios que representen el cinco (5) por ciento del capital podrán examinar en el domicilio social, por sí o en unión de experto contable, los documentos que sirvan de soporte y de antecedente de las Cuentas Anuales, sin que ello impida el derecho de la minoría a que se nombre un auditor de cuentas con cargo a la Sociedad.	During the same period, the Shareholder/s who represent a five (5) percent or more of the Share Capital, may consult, in the Registered Office of the Company, independently or accompanied by an accounting expert, the documents which serve as a support and background for the preparation of the Annual Accounts. This does not have any effect on the fact that the minority has a right to elect an independent Auditor of the Annual Accounts, whose cost will be charged to the Company.

Artículo 42.- Distribución de dividendos. La distribución de dividendos a los socios, se realizará en proporción a su participación en el capital social.	Article 42.- Distribution of dividends. The payment of dividends on ordinary shares shall be made in proportion to the capital paid-in on those shares.

TÍTULO V.- DISOLUCIÓN Y LIQUIDACIÓN	TITLE V.- WINDING UP AND LIQUIDATION

Artículo 43.- Causas de disolución. La Sociedad se disolverá por las causas previstas en la LSC.	Article 43.- Causes of dissolution. The Company shall be wound up for any of the reasons set forth in the LSC.

Artículo 44.- Cese de Administradores y nombramiento de Liquidadores. Con la apertura del periodo de liquidación cesarán en sus cargos los Administradores quienes de forma automática quedarán convertidos en Liquidadores.	Article 44.- Resignation of Directors and appointment of Liquidators. The Company’s Directors’ posts shall terminate when the liquidation process starts. Directors at the time of dissolution shall become liquidators.

La Sociedad disuelta conservará su personalidad jurídica mientras la liquidación se realiza. Durante ese tiempo deberá añadir a su denominación la expresión “en liquidación”.	The dissolved Company shall maintain its status as legal entity during the liquidation process. During this time it shall add to its Company name the words “in liquidation”.

Artículo 45.- Duración del cargo de Liquidador. Los Liquidadores ejercerán su cargo por tiempo indefinido.	Article 45.- Term of office of Liquidators. Liquidators shall serve for an undetermined period of time.

Artículo 46.- Ámbito de representación. El poder de representación de los Liquidadores será ejercido de forma individual. La representación de los Liquidadores se extiende a todas aquellas operaciones que sean necesarias para la liquidación de la Sociedad.	Article 46.- Representative authority. Each liquidator shall have individual representative authority. The liquidators’ representative authority shall extend to all transactions necessary for the liquidation.

Artículo 47.- Cálculo de la cuota de liquidación. La cuota de liquidación que corresponde a cada socio será proporcional a su participación en el capital social.	Article 47.- Distribution of the liquidation payout. The payout distributed between the Shareholders shall be in proportion to their participation in the Company’s share capital.

Los Liquidadores no podrán satisfacer la cuota de liquidación sin la previa satisfacción a los acreedores de sus créditos o sin consignarlos en una entidad de crédito del término municipal del domicilio social.	The Liquidators may not satisfy liquidation payout until all creditors have been fully paid or the amounts of their credits have been deposited in escrow in a financial institution within the municipal limits of the Company’s Registered Office.

Artículo 48.- Forma de pago de la cuota de liquidación. Los socios tendrán derecho a percibir en dinero la cuota resultante de la liquidación, salvo que por acuerdo unánime se acuerde otra cosa.	Article 48.- Payment of liquidation payout. Unless all Shareholders unanimously agree otherwise, the Shareholders shall have the right to receive the liquidation payout in cash.